Exhibit 99

Contact:	Cynthia Swain
Vice President, Corporate Communications
L-3 Communications
212-697-1111

Contact:	FD	For Immediate Release
Investors: Eric Boyriven, Alexandra Tramont
Media: Evan Goetz
212-850-5600

L-3 ANNOUNCES THIRD QUARTER 2007 RESULTS

•	Third quarter diluted earnings per share increases 19% to $1.56
•	Third quarter net sales increases 11% to $3.4 billion
•	Third quarter net cash from operating activities increases 24% to $324 million
•	Record funded backlog of $9.5 billion at September 30, 2007
•	Increased financial guidance for 2007 net sales, diluted earnings per share and cash flow

NEW YORK, NY, October 25, 2007 - L-3 Communications (NYSE: LLL) today reported third quarter 2007 net income of $199 million and diluted earnings per share (EPS) of $1.56, compared to $164 million and $1.31 for the 2006 third quarter. Net sales increased 11.1% to $3.4 billion, including organic sales growth (1) of 10.0%, compared to $3.1 billion in the 2006 third quarter. Third quarter 2007 net cash from operating activities was $324 million and free cash flow (2) was $290 million.

“Building upon our strong results during the first half of 2007, our businesses performed well across all segments and generated record quarterly consolidated sales, diluted EPS and funded backlog,” said Michael T. Strianese, President and Chief Executive Officer of L-3. “We continue to generate robust cash flow and we repurchased $88 million of our common stock during the third quarter, bringing our cumulative share repurchases since last December to $314 million. Additionally, the Government Accountability Office denied a competitor’s protest of L-3’s selection as the prime contractor on the Joint Cargo Aircraft program, and we are pleased to have resumed work on this important contract.”

______________

Notes:

(1)

Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

(2)	See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

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L-3 Announces Results for the 2007 Third Quarter	Page 2

CONSOLIDATED RESULTS

The following discussion compares selected consolidated data for the 2007 third quarter and nine-month period to the corresponding periods for 2006.

	Third Quarter		Increase / (decrease)		Nine-Month Period		Increase / (decrease)
($ in millions, except per share data)	2007	2006			2007	2006
Net sales	$3,448	$3,105	$343		$10,155	$9,092	$1,063
Segment operating income	$371	$333	$38		$1,052	$938	$114
Q2 2006 Charges	—	—	—		—	(168)	168
Operating income	$371	$333	$38		$1,052	$770	$282
Net income	$199	$164	$35		$549	$353	$196
Diluted EPS	$1.56	$1.31	$0.25		$4.34	$2.84	$1.50
Effective income tax rate	34.4%	36.9%	(2.5	)ppts	35.1%	36.4%	(1.3	)ppts

For the 2007 third quarter, consolidated net sales increased 11.1% compared to the 2006 third quarter. Consolidated organic sales growth of 10.0%, or $310 million, was driven primarily by continued strong demand for government services, aircraft and base support services, aircraft modernization and several specialized product areas, including power and control systems, undersea warfare products, electro-optic/infrared (EO/IR) products, and simulation devices. The increase in consolidated net sales from acquired businesses was $33 million, or 1.1%.

For the 2007 nine-month period, consolidated net sales increased by 11.7% compared to the 2006 nine-month period. Consolidated organic sales growth of 8.9%, or $807 million, was driven primarily by trends similar to those for the 2007 third quarter, as well as higher sales of networked communications systems and combat vehicle propulsion systems. The increase in consolidated net sales from acquired businesses was $256 million, or 2.8%.

For the 2007 third quarter compared to the 2006 third quarter, consolidated operating income increased 11.4% and operating income as a percentage of sales (operating margin) increased to 10.8% from 10.7%. As described more fully below in Segment Results, operating margins improved for the Government Services and Specialized Products segments, and declined for the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Aircraft Modernization and Maintenance (AM&M) segments.

The company’s results for the 2007 nine-month period compared to the 2006 nine-month period were significantly impacted by two 2006 second quarter charges which are described in the company’s Annual Report on Form 10-K for the year ended December 31, 2006. First, the company recorded a pre-tax litigation charge of $129 million ($78 million after income taxes, or $0.63 per share) in connection with an adverse jury verdict rendered against the company in May 2006. Second, the company recorded a pre-tax charge of $39 million ($26 million after income taxes, or $0.20 per share) in connection with the company’s voluntary review of its past stock option granting practices and the related accounting. These two charges are collectively referred to herein as the “Q2 2006 Charges.”

For the 2007 nine-month period, consolidated operating income increased by $282 million, compared to the 2006 nine-month period and operating margin increased to 10.4% from 8.5%. Before giving effect to the Q2 2006 Charges, consolidated operating income would have increased by $114 million, or 12.1%, for the 2007 nine-month period compared to $938 million for the 2006 nine-month period, and

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L-3 Announces Results for the 2007 Third Quarter	Page 3

consolidated operating margin would have increased by 0.1 percentage points from 10.3% for the 2006 nine-month period. As described more fully below in Segment Results, operating margins improved in the Government Services, AM&M and Specialized Products segments. These improvements were partially offset by lower margins in the C3ISR segment.

For the 2007 nine-month period, diluted EPS increased by $1.50 per share, compared to the 2006 nine-month period. Net income for the 2007 nine-month period increased by $196 million to $549 million, compared to $353 million for the 2006 nine-month period. Before giving effect to the Q2 2006 Charges, diluted EPS would have increased by $0.67 per share, or 18.3%, for the 2007 nine-month period compared to $3.67 per share for the 2006 nine-month period, and net income for the 2007 nine-month period would have increased by $93 million, or 20.3%, compared to $456 million for the 2006 nine-month period.

The effective income tax rate for the 2007 third quarter included a benefit of approximately $5 million for the reversal of previously accrued amounts, primarily interest, related to the 2003 U.S. Federal income tax return. Excluding this benefit, the 2007 third quarter tax rate would have been 36.3%. The tax rate for the 2007 nine-month period included a benefit of approximately $12 million for the reversal of previously accrued amounts, primarily interest, related to the 2002 and 2003 U.S. Federal income tax returns. Excluding this benefit, the 2007 nine-month period tax rate would have been 36.5%. Before giving effect to the Q2 2006 Charges, the 2006 nine-month tax rate would have been 36.9%. Excluding the aforementioned discrete items, the effective income tax rate declined compared to the same periods last year primarily due to the re-enactment of the U.S. Federal income tax credits for research and experimentation activities in December 2006.

Funded orders for the 2007 third quarter increased 7.7% to $3.6 billion from $3.3 billion for the 2006 third quarter and for the 2007 nine-month period increased 11.6% to $10.9 billion from $9.8 billion for the 2006 nine-month period. Funded backlog at September 30, 2007 increased 9.2% to $9.5 billion from $8.7 billion at December 31, 2006. Highlights of contract awards for the third quarter of 2007 include:

•	The U.S. General Services Administration selected L-3 as a supplier to compete for projects under the Alliant government-wide acquisition contract to provide IT services.
•	The U.S. Marine Corps awarded L-3 a contract to upgrade the Amphibious Assault Vehicle Thermal Sight Systems.
•	Eurocopter Deutschland selected L-3’s MX-15i EO/IR imaging sensors for the French Gendarmerie’s new fleet of EC 135 aircraft.
•	Taiwan selected L-3 to supply its two international airports with eXaminer 3DX® explosives detection systems.
•	Cessna selected L-3’s Electronic Standby Instrument System Model GH-3000 as standard equipment on the Cessna CJ4 aircraft.
•	The U.S. Army extended L-3’s period of performance on the World Wide Linguist Support Services contract (the “Linguist Contract”) for three months to December 9, 2007.

Net cash from operating activities for the 2007 third quarter increased 24.4% to $324 million from $261 million for the 2006 third quarter. Free cash flow for the 2007 third quarter increased by 28.8% to $290 million from $225 million for the 2006 third quarter. Net cash from operating activities for the 2007 nine-month period increased 27.1% to $935 million from $735 million for the 2006 nine-month period. Free cash flow for the 2007 nine-month period increased 31.8% to $836 million from $634 million for the 2006 nine-month period.

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L-3 Announces Results for the 2007 Third Quarter	Page 4

The company’s cash and cash equivalents increased by $377 million to $725 million at September 30, 2007 from $348 million at December 31, 2006. The increase was principally due to the company’s free cash flow, partially offset by cash used for repurchases of the company’s common stock, dividends and business acquisitions.

Total debt at September 30, 2007 was unchanged from December 31, 2006 at $4.5 billion. Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were $792 million at September 30, 2007.

SEGMENT RESULTS

The following discussion compares the operating results for the 2007 third quarter and nine-month period to the corresponding periods in 2006 for each of the company’s segments.

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

	Third Quarter		Increase /		Nine-Month Period		Increase /
($ in millions)	2007	2006	(decrease)		2007	2006	(decrease)
Net sales	$519.7	$500.1	$19.6		$1,600.9	$1,477.0	$123.9
Operating income	46.6	50.0	(3.4)		151.2	157.5	(6.3)
Operating margin	9.0%	10.0%	(1.0	)ppts	9.4%	10.7%	(1.3	)ppts

C3ISR net sales for the 2007 third quarter increased by 3.9% compared to the 2006 third quarter. Organic sales growth was 2.5%, driven by higher sales volume primarily for airborne surveillance and ISR systems and continued strong demand from the Department of Defense (DoD) for networked communications systems. These increases were partially offset by lower sales volume on international airborne mission and ISR systems primarily due to contracts nearing completion. The increase in net sales from acquired businesses was 1.4%.

C3ISR operating income for the 2007 third quarter decreased by 6.8% compared to the 2006 third quarter, primarily because of lower operating margin, partially offset by higher sales volume. Operating margin declined by 0.9 percentage points, primarily due to higher development costs for new secure communications products. The remaining decline of 0.1 percentage points was primarily due to lower margins from acquired businesses.

For the 2007 nine-month period, C3ISR net sales increased by 8.4% compared to the 2006 nine-month period. Organic sales growth was 4.2%, primarily driven by trends similar to those for the 2007 third quarter. The increase in net sales from acquired businesses was 4.2%.

C3ISR operating income for the 2007 nine-month period decreased by 4.0% compared to the 2006 nine-month period, primarily because of lower operating margin, partially offset by higher sales volume. Operating margin for the 2007 nine-month period decreased by 1.1 percentage points principally due to higher development costs for new secure communications products and higher sales volume on contracts with greater material content and complex work scope. Acquired businesses reduced operating margin by 0.2 percentage points.

Government Services

	Third Quarter				Nine-Month Period
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,106.0	$974.4	$131.6		$3,219.1	$2,843.1	$376.0
Operating income	109.0	94.3	14.7		302.0	261.2	40.8
Operating margin	9.9%	9.7%	0.2	ppts	9.4%	9.2%	0.2	ppts

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L-3 Announces Results for the 2007 Third Quarter	Page 5

Government Services net sales for the 2007 third quarter increased by 13.5% compared to the 2006 third quarter, primarily from volume on existing contracts and, in several cases, recent new business awards for linguist and translation services, training and operational support services and intelligence solutions to support the U.S. military operations in Iraq and Afghanistan, as well as the broader U.S. national security objectives on a global basis. In addition, sales of information technology solutions to support U.S. Army communications and surveillance activities, and support services for the U.S. Special Operations Command were also higher because of growth on existing contracts. The Linguist Contract generated sales of $186 million for the 2007 third quarter.

Government Services operating income for the 2007 third quarter increased by 15.6% compared to the 2006 third quarter, primarily because of higher sales volume and higher operating margin. Operating margin for the 2007 third quarter increased by 0.2 percentage points compared to the 2006 third quarter. Improved contract performance was partially offset by higher volume on lower margin contracts.

For the 2007 nine-month period, Government Services net sales increased by 13.2% compared to the 2006 nine-month period, operating income increased by 15.6% compared to the 2006 nine-month period and operating margin increased by 0.2 percentage points. These increases were primarily driven by trends similar to those for the 2007 third quarter. The Linguist Contract generated sales of $546 million for the 2007 nine-month period.

Aircraft Modernization and Maintenance (AM&M)

	Third Quarter		Increase /		Nine-Month Period
($ in millions)	2007	2006	(decrease)		2007	2006	Increase
Net sales	$621.9	$591.7	$30.2		$1,896.6	$1,699.7	$196.9
Operating income	63.5	61.1	2.4		190.9	165.1	25.8
Operating margin	10.2%	10.3%	(0.1	)ppts	10.1%	9.7%	0.4	ppts

AM&M net sales for the 2007 third quarter increased by 5.1% compared to the 2006 third quarter, driven primarily by increased volume for (1) aircraft modernization due to recent new business to modify C-130 aircraft for international customers, and (2) aircraft and base support services related to continued support of U.S. military operations in Iraq and Afghanistan, partially offset by lower sales on the Canadian Maritime Helicopter Program (MHP) due to contractual milestones nearing completion.

AM&M operating income for the 2007 third quarter increased by 3.9% compared to the 2006 third quarter, primarily because of higher sales volume, partially offset by lower operating margin. Operating margin decreased by 0.1 percentage points due to lower incentive fees on a contract, which was largely offset by improved contract performance and higher sales volume.

For the 2007 nine-month period, AM&M net sales increased by 11.6% compared to the 2006 nine-month period. Organic sales growth was 7.9%, driven by increased volume for (1) aircraft and base support services related to continued support of U.S. military operations in Iraq and Afghanistan, partially offset by the loss of a contract in June 2006 to provide maintenance and support services for U.S. Navy fixed-wing training aircraft, and (2) aircraft modernization, primarily to modify C-130 aircraft for international customers and head-of-state aircraft for international and U.S. Government customers. The increase in net sales from acquired businesses was 3.7%.

AM&M operating income for the 2007 nine-month period increased by 15.6% compared to the 2006 nine-month period, primarily because of higher sales volume and higher operating margin. Operating margin increased by 0.5 percentage points primarily due to improved contract performance and higher sales volume, which was partially offset by lower incentive fees on a contract. Acquired businesses reduced operating margin by 0.1 percentage points.

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L-3 Announces Results for the 2007 Third Quarter	Page 6

Specialized Products

	Third Quarter				Nine-Month Period
($ in millions)	2007	2006	Increase		2007	2006	Increase
Net sales	$1,200.1	$1,038.3	$161.8		$3,438.3	$3,071.9	$366.4
Operating income	152.2	127.9	24.3		408.0	354.5	53.5
Operating margin	12.7%	12.3%	0.4	ppts	11.9%	11.5%	0.4	ppts

Specialized Products net sales for the 2007 third quarter increased by 15.6% compared to the 2006 third quarter. Organic sales growth was 13.2%, reflecting higher sales volume primarily for (1) power and control systems products due to recent new business awards from commercial ship builders, and (2) EO/IR products, undersea warfare products, and simulation devices primarily related to new contracts. The increase in net sales from acquired businesses was 2.4%.

Specialized Products operating income for the 2007 third quarter increased by 19.0% compared to the 2006 third quarter, primarily because of higher sales volume and higher operating margin. Operating margin for the 2007 third quarter increased by 0.7 percentage points, primarily because of improved contract performance and higher sales across several business areas. This increase was partially offset by 0.3 percentage points due to a smaller gain on a settlement of a claim in the 2007 third quarter compared to the 2006 third quarter, which is discussed below.

For the 2007 nine-month period, Specialized Products net sales increased by 11.9% compared to the 2006 nine-month period. Organic sales growth was 7.7%, driven by trends similar to those for the 2007 third quarter and higher sales volume for power conversion and switching products, service life extensions for landing craft air cushion (LCAC) amphibious vehicles, advanced mine detection systems and airport security products and services, primarily related to new contracts. In addition, higher sales volume for combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in Iraq also contributed to organic sales growth. The increase in net sales from acquired businesses was 4.2%.

Specialized Products operating income for the 2007 nine-month period increased by 15.1% compared to the 2006 nine-month period, due to higher sales volume and higher operating margin. Operating margin for the 2007 nine-month period increased by 0.8 percentage points, primarily because of improved contract performance. This increase was partially offset by 0.1 percentage points due to a smaller gain on a settlement of a claim recognized in the 2007 nine-month period compared to the 2006 nine-month period. Each of the 2007 nine-month period and 2006 nine-month period included gains from settlements of claims against third parties with $7 million recognized during the 2007 period and $12 million recognized during the 2006 period. Additionally, acquired businesses reduced operating margin by 0.3 percentage points.

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L-3 Announces Results for the 2007 Third Quarter	Page 7

FINANCIAL OUTLOOK

Based on information known as of today, including completed business acquisitions, the company revised its consolidated and segment financial guidance for the year ending December 31, 2007, as follows:

2007 Financial Guidance
(dollars in millions, except per share data)
Consolidated:
Net sales	$13,700
Operating margin	10.5%
Effective tax rate	35.6%
Diluted EPS	$5.86 to $5.90

Net cash from operating activities	$1,260
Less: Capital expenditures, net of disposition of property, plant and equipment	160
Free cash flow	$1,100

Segment Sales:
C3ISR	$2,200 to $2,300
Government Services	$4,100 to $4,200
AM&M	$2,400 to $2,500
Specialized Products	$4,800 to $4,900

Segment Operating Margins:
C3ISR	10.0% to 10.4%
Government Services	9.4% to 9.8%
AM&M	9.6% to 10.0%
Specialized Products	11.6% to 12.0%
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Note:

All guidance amounts for the year ending December 31, 2007, are approximate estimates, subject to the “Forward-Looking Statements” cautionary language on the next page. The 2007 Guidance does not include sales and operating income from the Linguist Contract after December 9, 2007. If the Linguist Contract is extended beyond December 9, 2007, it will result in higher sales and diluted earnings per share, and lower operating margin. Additionally, the 2007 sales guidance includes approximately $300 million from completed business acquisitions. The net cash from operating activities and free cash flow guidance for the year ending December 31, 2007 are before a possible payment of an adverse jury verdict up to $76 million, net of taxes.

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L-3 Announces Results for the 2007 Third Quarter	Page 8

CONFERENCE CALL

In conjunction with this release, L-3 will host a conference call today, Thursday, October 25, 2007, at 11:00 AM EDT that will be simultaneously broadcast live over the Internet. Michael T. Strianese, President and Chief Executive Officer, Ralph D’Ambrosio, Vice President and Chief Financial Officer, and Cynthia Swain, Vice President – Corporate Communications, will host the call.

11:00 AM EDT
10:00 AM CDT
9:00 AM MDT
8:00 AM PDT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=42285

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 16605345), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs over 63,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services. L-3 is also a leading provider of high technology products, systems and subsystems. The company reported 2006 sales of $12.5 billion.

To learn more about L-3, please visit the company’s web site at www.L-3Com.com.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this press release that are predictive in nature, that depend upon or refer to events or conditions or that include words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates’’ and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margin, total segment operating margin, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties that are difficult to predict, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new

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L-3 Announces Results for the 2007 Third Quarter	Page 9

qualified and skilled employees; actual future interest rates, volatility and other assumptions used in the determination of pension, benefits and stock options amounts; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business and economic conditions in the markets in which we operate; our ability to perform contracts on schedule; economic conditions, competitive environment and political conditions (including acts of terrorism); our international operations; our extensive use of fixed-price type contracts as compared to cost-reimbursable type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters or government investigations material to us to which we currently are, or to which we may become in the future, a party; anticipated cost savings from business acquisitions may not be fully realized or realized within the expected time frame; Titan’s compliance with its plea agreement and consent to entry of judgment with the U.S. Government relating to the Foreign Corrupt Practices Act, including Titan’s ability to maintain its export licenses; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, including Titan, and the impact on the final purchase price allocations; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.

For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see ‘‘Part I — Item 1A — Risk Factors’’ and Note 16 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

# # #

– Financial Tables Follow –

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L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Consolidated net sales	$3,447.7	$3,104.5	$10,154.9	$9,091.7
Consolidated cost of sales	3,076.4	2,771.2	9,102.8	8,153.4
Litigation Charge	—	—	—	129.0
Stock-Based Charge	—	—	—	39.2
Operating income	371.3	333.3	1,052.1	770.1
Interest and other income, net	8.5	6.4	21.8	14.4
Interest expense	74.3	76.8	220.9	221.6
Minority interests in net income of consolidated subsidiaries	2.7	3.5	8.0	8.4
Income before income taxes	302.8	259.4	845.0	554.5
Provision for income taxes	104.3	95.6	296.3	202.0
Net income	$198.5	$163.8	$548.7	$352.5
Earnings per share:
Basic	$1.58	$1.32	$4.39	$2.88
Diluted	$1.56	$1.31	$4.34	$2.84
Weighted average common shares
Basic	125.4	123.8	125.0	122.4
Diluted	126.9	125.3	126.4	124.3

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Segment Operating Data
Net Sales:
C3ISR	$519.7	$500.1	$1,600.9	$1,477.0
Government Services	1,106.0	974.4	3,219.1	2,843.1
AM&M	621.9	591.7	1,896.6	1,699.7
Specialized Products	1,200.1	1,038.3	3,438.3	3,071.9
Total	$3,447.7	$3,104.5	$10,154.9	$9,091.7
Operating income:(a)
C3ISR	$46.6	$50.0	$151.2	$157.5
Government Services	109.0	94.3	302.0	261.2
AM&M	63.5	61.1	190.9	165.1
Specialized Products	152.2	127.9	408.0	354.5
Total	$371.3	$333.3	$1,052.1	$938.3
Operating margin: (a)
C3ISR	9.0%	10.0%	9.4%	10.7%
Government Services	9.9%	9.7%	9.4%	9.2%
AM&M	10.2%	10.3%	10.1%	9.7%
Specialized Products	12.7%	12.3%	11.9%	11.5%
Total	10.8%	10.7%	10.4%	10.3%
Depreciation and amortization:
C3ISR	$9.4	$9.2	$28.7	$25.4
Government Services	8.5	4.2	24.6	20.1
AM&M	7.0	6.6	20.4	18.7
Specialized Products	26.9	24.2	79.5	71.9
Total	$51.8	$44.2	$153.2	$136.1
Cash flow data:
Net cash from operating activities	$324.1	$260.5	$934.6	$735.2
Net cash used in investing activities	(48.4)	(184.1)	(308.0)	(970.6)
Net cash (used in) from financing activities	(88.7)	(12.9)	(262.6)	89.2
Effect of exchange rate changes on cash	6.9	—	12.9	—
Net increase (decrease) in cash	$193.9	$63.5	$376.9	$(146.2)
Funded order data
C3ISR	$715.9	$421.3	$1,739.6	$1,507.0
Government Services	1,177.4	1,179.9	3,410.6	3,111.7
AM&M	467.3	567.6	1,778.2	1,847.7
Specialized Products	1,234.2	1,168.4	3,994.7	3,322.5
Total	$3,594.8	$3,337.2	$10,923.1	$9,788.9

	September 30,	December 31,
	2007	2006
Period end data
Funded backlog	$9,544.3	$8,743.0
Cash and cash equivalents	$725.1	$348.2
Total debt	$4,536.1	$4,535.0
Minority interests	$88.3	$84.3
Shareholders’ Equity	$5,882.2	$5,305.9

______________
(a)	Reportable segment operating income and operating margin for the nine-month period ended September 30, 2006 exclude the Q2 2006 Charges of $168.2 million.

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating income	$371.3	$333.3	$1,052.1	$770.1
Add: Litigation Charge	—	—	—	129.0
Stock-Based Charge	—	—	—	39.2
Operating income excluding Litigation and Stock-Based Charges(b)	$371.3	$333.3	$1,052.1	$938.3
Net income	$198.5	$163.8	$548.7	$352.5
Add: Litigation Charge	—	—	—	78.2
Stock-Based Charge	—	—	—	25.5
Net income excluding Litigation and Stock-Based Charges(b)	$198.5	$163.8	$548.7	$456.2
Diluted earnings per share	$1.56	$1.31	$4.34	$2.84
Add: Litigation Charge	—	—	—	0.63
Stock-Based Charge	—	—	—	0.20
Diluted earnings per share excluding Litigation and Stock-Based Charges(b)	$1.56	$1.31	$4.34	$3.67
Net cash from operating activities	$324.1	$260.5	$934.6	$735.2
Less: Capital expenditures	(34.2)	(35.1)	(101.2)	(103.0)
Add: Dispositions of property, plant and equipment	0.5	—	2.3	1.7
Free cash flow(c)	$290.4	$225.4	$835.7	$633.9
______________
(b)

The company believes that the Q2 2006 Charges affect the comparability of the results of operations for the nine months ended September 30, 2007 to the results of operations for the nine months ended September 30, 2006. The company also believes that disclosing operating income excluding the Q2 2006 Charges will allow investors to more easily compare the 2007 nine-month results to the 2006 nine-month results.

(c)

The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.